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                   (KPMG Peat Marwick LLP letterhead appears here)

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Securities and Exchange Commission
Washington, D.C. 20549




December 2, 1996


Dear Ladies and Gentlemen:

We were previously principal accountants for FRD Acquisition Co. and, under the date of May 22, 1996, we reported on the balance sheet of FRD Acquisition Co. as of May 22, 1996. On December 2, 1996, our appointment as principal accountants was terminated

Very truly yours,

(Signature of KPMG Peat Marwick LLP)